Exhibit 99.1

DOLLAR TREE THIRD QUARTER SALES INCREASE 11.6%
THIRD QUARTER COMPARABLE-STORE SALES INCREASE 6.2%

CHESAPEAKE, Va. – November 6, 2008 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s largest discount variety store chain selling everything for $1 or less, reported total sales for its fiscal third quarter of 2008 were $1.11 billion, an 11.6% increase compared to $997.8 million in last year’s fiscal third quarter.  Comparable-store sales for the quarter increased 6.2%.

"Sales were consistently strong throughout the quarter,” President and CEO Bob Sasser said.  "Dollar Tree continued to demonstrate its relevance to consumers with our expanded selection of basic products, great seasonal merchandise for back-to-school through Halloween and surprising values across all categories in our stores.  Customers responded with increased traffic and larger average transaction size.”

The Company will provide more detailed information about its third quarter 2008 operating results and guidance for the fourth quarter during its upcoming earnings conference call scheduled for Tuesday, November 25, 2008, 9:00 a.m. EST.  The telephone number for the call is 866-316-1363.  A recorded version of the call will be available until midnight Tuesday, December 2, and may be accessed by dialing 888-203-1112 and the pass code is 3289489.  International callers may dial 719-457-0820 and the pass code is 3289489.  A webcast of the call will be accessible through Dollar Tree's website, www.DollarTree.com/medialist.cfm.

Dollar Tree operated 3,572 stores in 48 states as of November 1, 2008, compared to 3,401 stores one year ago.  During the third quarter of 2008, the Company opened 68 stores, closed 13 stores, and expanded or relocated 36 stores.  The Company’s retail selling square footage totaled approximately 30.1 million at November 1, 2008, an 6.7% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 1, 2008 and our Quarterly Report on Form 10-Q filed September 10, 2008.  In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in our documents could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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